Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 11, 2010 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter ended March 31, 2010.

Revenues for the quarter ended March 31, 2010 were $42.2 million, compared to $25.3 million for the comparable period in 2009. The increase is primarily due to revenue from our XL147, XL765 and discovery PI3K collaborations with sanofi-aventis, as well as increased revenue from our collaboration with Genentech on XL518 relating to a $7.0 million milestone payment in the quarter. These increases are partially offset by a reduction in revenues related to our 2007 cancer collaboration with Bristol-Myers Squibb Company and the completion of revenue recognition under our LXR collaboration, also with Bristol-Myers Squibb Company.

Research and development expenses for the quarter ended March 31, 2010 were $64.8 million compared to $55.3 million for the comparable period in 2009. The increase from 2009 to 2010 primarily reflects the increase in development expenses for XL184 and XL147, offset by a decrease in personnel costs relating primarily to our restructuring activities.

General and administrative expenses were $8.8 million for the quarter ended March 31, 2010 and in line when compared to $8.5 million for the comparable period in 2009.

Collaboration cost-sharing expenses for the quarter ended March 31, 2010 were $0 compared to ($1.8) million for the comparable period in 2009. These amounts reflect the net impact of reimbursement due to Exelixis under the agreement with Bristol-Myers Squibb Company for XL281, offset by expenses incurred by Bristol-Myers Squibb Company on XL184. For 2010, we expect to end the year in a net receivable position that will be recognized as revenue and therefore the Q1 2010 payable of $2.1 million is reflected as a revenue line item. In 2009, however, we ended the year in a net payable position and therefore reflected the net amounts as collaboration cost sharing, an operating expense line item.

Restructuring expenses for the quarter were $16.1 million, of which approximately $12.2 million related to one-time termination benefits to employees, and the remainder was for various asset impairment and facility non-cash charges. We expect to incur additional restructuring charges, as described in our Form 8-K filed with the Securities and Exchange Commission on May 5, 2010.

Other income (expense) for the quarter ended March 31, 2010 was $4.2 million compared to ($1.6) million for the comparable period in 2009. The difference is primarily related to an additional $4.5 million gain associated with a payment received in 2010 in connection with our 2007 divestiture of our Plant Trait Business to Agrigenetics, Inc. The difference is also related to decreased interest expense due to a lower principal balance under our loan with GlaxoSmithKline and the termination of the Deerfield credit facility in November 2009.

Net loss attributable to Exelixis, Inc. for the quarter ended March 31, 2010 was $43.2 million, or $0.40 per share, compared to $36.2 million, or $0.34 per share, for the comparable period in 2009. The increase in net loss attributable to Exelixis, Inc. from 2009 to 2010 was primarily due to the restructuring charge described above.

Cash and cash equivalents, marketable securities, long-term investments and restricted cash and investments totaled $168.5 million at March 31, 2010, compared to $221.0 million at December 31, 2009.

Q1 2010 Highlights and Recent Developments:

•

Implemented a strategic restructuring of our operations to reduce unfunded operating expenses while maintaining a balanced R&D organization with a world-class discovery and preclinical development platform.

•	Focused our pipeline investments on our late-stage compounds, XL184, XL147 and XL765, and on select earlier-stage opportunities.

•	Commenced a phase 1b/2 trial for XL147 in breast cancer and a phase 2 trial for XL147 in endometrial cancer.

•	Announced the acceptance of 12 abstracts at the 2010 American Society of Clinical Oncology Annual Meeting, to be held in June 2010.

“We’re very encouraged by the data emerging from our late-stage clinical compounds, XL184, XL147 and XL765. They each have demonstrated important signs of clinical activity and are currently in broad development programs in indications where we think they can have the greatest impact for patients and maximize their commercial potential. We look forward to presenting a substantive body of data on these compounds at ASCO in June,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “Additionally, the combination of a reduced expense base going forward, the prospect of increased revenues from our partners, and the anticipated conclusion of one or more business development transactions this year puts us in a solid financial position. Again, we are looking forward to the 12 presentations on Exelixis compounds at ASCO, which we hope will clarify, among other things, the potential of XL184 in medullary thyroid cancer, glioblastoma, and several additional tumor types.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter ended March 31, 2010 financial results and provide a general business update during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Tuesday, May 11, 2010. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its biological expertise and integrated research and development capabilities to generate a pipeline of development compounds with significant therapeutic and commercial potential for the treatment of cancer and potentially other serious diseases. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, sanofi-aventis, GlaxoSmithKline, Genentech (a wholly owned member of the Roche Group), Boehringer Ingelheim, Pfizer Inc., and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2010 are indicated on a calendar year basis, ended December 31, 2009 and as of and for the fiscal quarters ended April 3, 2009 and April 2, 2010 are indicated as ended March 31, 2009 and 2010, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the therapeutic and commercial potential of XL184, XL147 and XL765, the presentation of data covering XL184, XL147 and XL765 at ASCO, Exelixis’ reduced expense base going forward, the prospect of increased revenues from partners, the anticipated conclusion of business development transactions in 2010, and Exelixis’ financial position. Words such as “potential,” “look forward,” “going forward,” “prospect,” “anticipated” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of Exelixis’ programs; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon its objectives; the timely receipt of potential license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended April 2, 2010, and other filings with the Securities and Exchange

Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Contract	$19,740	$6,706
License	24,565	18,596
Collaboration reimbursement	(2,106)	—

Total revenues	42,199	25,302

Operating expenses:
Research and development	64,751	55,344
General and administrative	8,835	8,529
Collaboration cost-sharing	—	(1,797)
Restructuring	16,065	—

Total operating expenses	89,651	62,076

Loss from operations	(47,452)	(36,774)
Other income (expense):
Interest income and other, net	315	554
Gain/loss in sale of business	4,500	—
Interest expense	(612)	(2,116)

Total other income	4,203	(1,562)

Consolidated net loss	(43,249)	(38,336)

Loss attributable to noncontrolling interest	—	2,156

Net loss attributable to Exelixis, Inc.	$(43,249)	$(36,180)

Net loss per share, basic and diluted, attributable to Exelixis, Inc.	$(0.40)	$(0.34)

Shares used in computing basic and diluted net loss per share attributable to Exelixis, Inc.	107,976	106,383

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2010	December 31, 2009 (1)
	(unaudited)
Cash and cash equivalents, marketable securities and long-term investments (2)	$168,481	$220,993

Working capital	$(32,719)	$22,882

Total assets	$284,220	$343,410

Total stockholders’ deficit	$(199,285)	$(163,725)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include restricted cash and investments of $6.4 million as of March 31, 2010 and December 31, 2009.

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